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Exhibit 99.3

Contact:
Lawrence E. Bloch, M.D., J.D.
Chief Financial Officer and
Chief Business Officer
NitroMed, Inc.
781-266-4197

FOR IMMEDIATE RELEASE

NITROMED REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER 2004

Company Accelerates Preparations for Potential Launch of BiDil® in 2005

Conference Call Today, November 8 at 6:15 p.m. Eastern Time

        Lexington, MA—November 8, 2004—NitroMed, Inc. (NASDAQ: NTMD), today reported financial results for the third quarter ended September 30, 2004. The Company also reported on recent corporate achievements, including the presentation at the Annual American Heart Association's Scientific Sessions of positive clinical results from the A-HeFT (African Americans with Heart Failure) Phase III clinical trial of its lead drug candidate BiDil®. The Company also has entered into an agreement with Publicis Selling Solutions of New Jersey to establish a sales force dedicated exclusively to NitroMed. Publicis will assist NitroMed in creating a specialized sales force of approximately 175-200 sales representatives under the direction of NitroMed's current staff of three regional sales directors and twenty district sales managers. Additionally, the Company announced that its collaborative agreement with Merck to develop nitric- oxide enhanced COX-2 inhibitors had been terminated by mutual agreement as a result of the worldwide withdrawal of Vioxx from the market.

        Total revenue for the three months ended September 30, 2004 was $2.3 million compared to $2.2 million for the three months ended September 30, 2003. The $0.1 million, or 6% increase in revenue in the 2004 period is primarily attributable to milestone revenue recognized from the agreement with Merck to develop nitric-oxide enhanced COX-2 inhibitors, which is being recognized ratably over the collaboration period. For the nine months ended September 30, 2004 revenue totaled $7.0 million compared to $5.6 million for the comparable period last year. The $1.4 million, or 25%, increase in revenue in the nine months ended September 30, 2004 was primarily due to milestone revenue recognized under our agreement with Merck, which is being recognized ratably over the term of the collaboration arrangement, offset partially by lower research and development service revenues from Merck.

        Research and development expense for the three months ended September 30, 2004 was $8.1 million compared to $5.0 million for the three months ended September 30, 2003. The $3.1 million, or 61% increase in research and development expense is primarily due to additional costs of $1.3 million associated with the BiDil clinical program, which reflects an increase in the number of clinical sites and the enrollment of additional patients in the trial; an accrual of $1.0 million pertaining to milestone payments under a collaboration and license agreement for BiDil; and a $0.9 million increase in stock-based compensation expense. For the nine months ended September 30, 2004 research and development expense totaled $18.8 million compared to $13.7 million for the comparable period last year. The $5.1 million, or 37%, increase in research and development expense in the nine months ended September 30, 2004 is primarily due to additional costs of $3.2 million associated with the BiDil clinical program, which reflects an increase in the number of clinical sites and the enrollment of additional patients in the trial; an accrual of $1.0 million pertaining to milestone payments under a collaboration and license agreement for BiDil; and a $0.8 million increase in stock-based compensation expense.

        General and administrative expense for the three months ended September 30, 2004 was $5.4 million compared to $0.7 million for the three months ended September 30, 2003. The $4.7 million, or 722% increase is primarily attributable to increased costs of approximately $0.9 million associated with operating as a public company; approximately $2.2 million associated with expenses relating to preparing for the potential launch of BiDil; and increased costs of approximately $1.6 million associated with the accrual of business development and milestone payment expenses pertaining to the approval process for BiDil. For the nine months ended September 30, 2004 general and administrative expense totaled $9.2 million compared to $1.9 million for the comparable period last year. The $7.2 million, or 381% increase in general and administrative expense in the nine months ended September 30, 2004 is primarily due to increased costs of approximately $3.4 million associated with operating as a public company; approximately $2.3 million associated with expenses relating to preparing for the potential launch of BiDil; and increased costs of approximately $1.6 million associated with the accrual of business development and milestone payment expenses pertaining to the approval process for BiDil.

        The Company's net loss attributable to common shareholders for the quarter ended September 30, 2004 was $10.8 million or $0.41 loss per share compared to a net loss of $12.7 million or $12.65 loss per share for the same period in 2003. For the nine months ended September 30, 2004 the net loss attributable to common shareholders totaled $20.1 million or $0.78 loss per share compared to a net loss of $20.4 million or $20.58 loss per share for the comparable period last year.

        At September 30, 2004, the Company had cash, cash equivalents and marketable securities of $77.1 million.

Highlights of other recent corporate events include:

  •
  The independent Data and Safety Monitoring Board (DSMB) of the A-HeFT confirmatory Phase III clinical trial unanimously recommended in July 2004 that the trial be halted due to the statistically significant survival benefit observed with BiDil.

  •
  The Company was issued an additional patent covering the use of BiDil for the treatment of heart failure in African Americans.

  •
  The Company appointed Mark H. Pavao, former Vice President of Marketing of the Bristol-Myers Squibb Neuroscience Division, as Senior Vice President of Sales and Marketing.

  •
  The Company appointed Lawrence E. Bloch, M.D., J.D, former CFO of Applied Molecular Evolution, Chief Financial Officer and Chief Business Officer.

        "NitroMed made substantial progress toward the commercialization of BiDil during the third quarter of 2004 in both the clinical and operational arenas," commented Michael D. Loberg, Ph.D., President and Chief Executive Officer of NitroMed. Today at the AHA Late-Breaking Sessions we report data from the A-HeFT Phase III trial that was halted in July due to the significant survival benefit seen for patients receiving BiDil. NitroMed has made important operational achievements in the recent quarter by further solidifying our intellectual property position surrounding BiDil and laying the foundation for the infrastructure to take advantage of the business opportunities presented by this promising new therapeutic with the several important management additions including Mark Pavao, Senior VP of Sales and Marketing and Dr. Lawrence Bloch, CFO and CBO. We anticipate finishing 2004 on a high note by filing the BiDil NDA and then look forward to the potential launch of BiDil in 2005, pending FDA approval. In addition to BiDil for which we have retained full commercial rights, we are continuing to make important strides with our Boston Scientific collaboration, even while our collaboration with Merck on nitric oxide-enhancing COX-2 inhibitors has been terminated by mutual agreement in the wake of the world-wide withdrawal of Vioxx."

        The Company's projected business outlook and financial guidance for 2004 and Q1 2005 includes:

  •
  Filing the BiDil NDA in Q4 of 2004.

  •
  The commercial resources and sales force to be in place in Q1 of 2005, ready to launch BiDil if and when the FDA approves it for marketing.

  •
  Achieving total R&D revenue of $15-17 million for the year ended December 31, 2004.

CONFERENCE CALL TODAY—INFORMATION

        NitroMed will hold a conference call today, November 8, 2004 at 6:15 p.m. Eastern to discuss the A-HeFT clinical data, third quarter earnings and corporate developments. The conference may be heard live via the investor relations section of the NitroMed website at www.nitromed.com.

        In the United States, the call can also be accessed by dialing 800-295-3991. The participant passcode is 47967503.

        The international dial in number is 617-614-3924. The participant passcode is 47967503.

        A replay of the call will be available by dialing in the United States 888-286-8010. The international dial in number for replay is 617-801-6888. The replay passcode is 11601557.

About NitroMed, Inc.

        NitroMed is an emerging pharmaceutical company focused on the research, development and commercialization of proprietary pharmaceuticals based on the therapeutic benefits of the naturally occurring molecule nitric oxide. The Company uses its expertise in nitric oxide biology and chemistry in an effort to develop both new pharmaceuticals, as well as safer, more effective versions of existing drugs. Research and development efforts focus on major diseases that are characterized by a deficiency in nitric oxide, such as cardiovascular and inflammatory diseases. BiDil, the Company's lead product candidate, is an orally administered nitric oxide-enhancing medicine being developed for the treatment of heart failure in African Americans. Corporate collaborations are also an element of the Company's business strategy, and NitroMed has an agreement with Boston Scientific to jointly develop nitric oxide-enhanced cardiovascular stents.

Forward Looking Statements

        Any statements in this press release about future expectations, plans and prospects for the Company, including statements regarding the Company's plans for the launch of BiDil® in 2005, its financial forecasts, its ability to establish a sales force by the first quarter of 2005, as well as statements containing the words "believe," "anticipate," "plan," "expect," "will," "may," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: difficulties or delays relating to required regulatory approvals to develop, market and sell BiDil and the Company's other products under development; the Company's ability to develop or successfully contract for the sales, marketing and manufacturing competencies required to launch BiDil and any other product candidates for which it may receive regulatory approval; the Company's ability to successfully complete clinical trials of its products under development; the Company's dependence on corporate collaborators to develop, manufacture, market and sell products based upon its technologies; the Company's failure to obtain or maintain intellectual property protection and required licenses for its technologies and products under development; the Company's ability to obtain the substantial additional funding required to conduct research and development, manufacturing, marketing and sales of its products under development; and other factors discussed in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, which is filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this release.

NitroMed, Inc. selected financial information follows.

NitroMed, Inc.
SELECTED FINANCIAL INFORMATION
(in thousands, except per share amounts)

CONDENSED BALANCE SHEETS
As of September 30, 2004 and December 31, 2003

	September 30, 2004	December 31, 2003
	(unaudited)	(unaudited)
ASSETS
Cash and marketable securities	$77,058	$97,088
Other assets	4,370	2,082

Total assets	$81,428	$99,170

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$15,680	$10,446
Long term portion of deferred revenue	1,731	6,925
Stockholders' equity	64,017	81,799

Total liabilities and stockholders' equity	$81,428	$99,170

CONDENSED STATEMENTS OF OPERATIONS
For the three and nine months ended September 30, 2004 and 2003

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Research and development	$2,332	$2,194	$6,994	$5,582
Expenses:
Research and development	8,118	5,041	18,831	13,718
General and administrative	5,355	651	9,152	1,903

Total expenses	13,473	5,692	27,983	15,621

Loss from operations	(11,141)	(3,498)	(20,989)	(10,039)

Other income, net	340	87	932	291

Net loss	(10,801)	(3,411)	(20,057)	(9,748)

Deemed dividends related to beneficial conversion features of redeemable convertible preferred stock	—	(8,356)	—	(8,356)
Dividends and accretion to redemption value of redeemable convertible preferred stock	—	(981)	—	(2,330)

Net loss attributable to common stockholders	$(10,801)	$(12,748)	$(20,057)	$(20,434)

Net loss per common share, basic and diluted	$(0.41)	$(12.65)	$(0.78)	$(20.58)

Average common shares outstanding, basic and diluted	26,187	1,008	25,829	993

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  Exhibit 99.3